                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549




                                   FORM 8-K/A

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): May 12, 1998

                      AMERICAN RESIDENTIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)



DELAWARE                               1-11849               76-0484996
(State or other jurisdiction of      (Commission          (I.R.S. Employer
incorporation)                       File Number)        Identification No.)



                                 POST OAK TOWER
                           5051 WESTHEIMER, SUITE 725
                           HOUSTON, TEXAS 77056-5604
             (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (713) 599-0100

ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS.

             On May 12, 1998, American Residential Services, Inc., a Delaware corporation (the "Company"), acquired Freestate Electrical Service Company, Inc., a Maryland corporation ("Freestate Service"), and Freestate Electrical Construction Company, a Maryland corporation ("Freestate Construction", and together with Freestate Service, "Freestate") in related merger transactions. The acquisition consideration consisted of 496,470 shares of the Company's common stock issued to the former stockholders of Freestate Construction and $5,185,000 in cash paid to the former stockholder of Freestate Service. The parties determined the consideration for the acquisitions through arms-length negotiations. The Company used borrowings under its credit facility to pay the cash consideration.

             Freestate provides installation, maintenance, repair and replacement of electrical systems in commercial facilities in Beltsville, Maryland and serves the Baltimore, Maryland, Washington, D.C., and northern Virginia areas. The Company intends to utilize the acquired operations in the manner previously operated.

             A copy of the Company's May 13, 1998 press release relating to the acquisitions is attached as Exhibit 99 hereto and incorporated herein by reference.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS.

       (a)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.


              Index To Combined Financial Statements Of Freestate
                                Electrical Group

             Report of Independent Accountants...................3
             Combined Balance Sheet..............................4
             Combined Statement of Income........................5
             Combined Statement of Stockholders' Equity..........6
             Combined Statement of Cash Flows....................7
             Notes to Combined Financial Statements..............8

                         Independent Auditors' Report

To the Board of Directors
Freestate Electrical Group
Beltsville, Maryland

We have audited the accompanying combined balance sheet of Freestate Electrical Group as of December 31, 1997, and the related combined statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Freestate Electrical Group as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


WATKINS, MEEGAN, DRURY & COMPANY, L.L.C.

Bethesda, Maryland
July 3, 1998

                           FREESTATE ELECTRICAL GROUP
                             COMBINED BALANCE SHEET


                                                                        DECEMBER 31,    MARCH 31,
                                                                            1997          1998
                                                                        ------------    ----------
                                                                                        (UNAUDITED)
                                ASSETS

CURRENT ASSETS
       Cash and Cash Equivalents                                         $1,262,598     $  236,749
       Accounts Receivable                                                3,697,722      6,637,699
       Costs and Estimated Earnings in Excess of Billings                   697,039        448,533
       Other Current Assets                                                  62,988         50,411
                                                                         ----------     ----------
              Total Current Assets                                        5,720,347      7,373,392

PROPERTY AND EQUIPMENT                                                      811,234        825,936

DEPOSITS AND OTHER ASSETS                                                    27,991         27,991
                                                                         ----------     ----------
                                                                         $6,559,572     $8,227,319
                                                                         ==========     ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
       Long-Term Debt, Current Portion                                   $  121,760     $  130,500
       Accounts Payable and Accrued Expenses                                870,568      1,532,026
       Billings in Excess of Costs and Estimated Earnings                   406,584        816,451
       Accrued Salaries, Employee Bonuses, and Related Payroll Taxes        641,276        286,817
       Retirement Contribution Payable                                       47,429         47,429
       Income Taxes Payable                                                  18,380             --
                                                                         ----------     ----------
              Total Current Liabilities                                   2,105,997      2,813,223

LONG-TERM DEBT, Less Current Portion                                        269,798        265,779

STOCKHOLDER'S EQUITY
       Common Stock                                                           1,051          1,051
       Paid-In Capital                                                       24,000         24,000
       Retained Earnings                                                  4,158,726      5,123,266
                                                                         ----------     ----------
                                                                          4,183,777      5,148,317
                                                                         ----------     ----------
                                                                         $6,559,572     $8,227,319
                                                                         ==========     ==========


The accompanying notes are an integral part of these combined financial statements.


                           FREESTATE ELECTRICAL GROUP

                          COMBINED STATEMENT OF INCOME


                                                                        FOR THE THREE MONTHS ENDED
                                                     FOR THE YEAR                MARCH 31,
                                                  ENDED DECEMBER 31,    ---------------------------
                                                         1997             1998             1997
                                                  ------------------    -----------     -----------
                                                                                 (UNAUDITED)
CONTRACT AND SERVICE REVENUES                         $24,711,546       $ 7,426,889     $ 6,129,977

COST OF CONTRACT AND SERVICE REVENUES                  19,150,615         5,719,296       4,439,424
                                                      -----------       -----------     -----------

GROSS PROFIT                                            5,560,931         1,707,593       1,690,553

OPERATING EXPENSES                                      2,944,772           669,675         568,987
                                                      -----------       -----------     -----------

INCOME FROM OPERATIONS                                  2,616,159         1,037,918       1,121,566

OTHER INCOME (EXPENSE)
       Interest Income                                      7,693             3,210           1,309
       Miscellaneous Income                                 1,329               212             339
       Interest Expense                                   (20,403)           (5,910)         (4,565)
                                                      -----------       -----------     -----------
                                                          (11,381)           (2,488)         (2,917)
                                                      -----------       -----------     -----------
INCOME BEFORE INCOME TAXES                              2,604,778         1,035,430       1,118,649

INCOME TAXES                                               32,523                --              --
                                                      -----------       -----------     -----------

NET INCOME                                            $ 2,572,255       $ 1,035,430     $ 1,118,649
                                                      ===========       ===========     ===========




The accompanying notes are an integral part of these combined financial statements.

                           FREESTATE ELECTRICAL GROUP

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY




                              Stockholders'    Common Stock     Paid-In         Retained           Total
                                 Shares           Amount        Capital         Earnings           Equity
                              -------------    -----------     -----------     -----------      -----------
BALANCE, JANUARY 1, 1997             1,051     $     1,051     $    24,000     $ 2,878,085      $ 2,903,136


NET INCOME                              --              --              --       2,572,255        2,572,255


DISTRIBUTIONS                           --              --              --      (1,291,614)      (1,291,614)
                               -----------     -----------     -----------     -----------      -----------

BALANCE, DECEMBER 31, 1997           1,051           1,051          24,000       4,158,726        4,183,777


NET INCOME (UNAUDITED)                  --              --              --       1,035,430        1,035,430

DISTRIBUTIONS (UNAUDITED)               --              --              --         (70,890)         (70,890)
                               -----------     -----------     -----------     -----------      -----------
BALANCE, MARCH 31, 1998              1,051     $     1,051     $    24,000     $ 5,123,266      $ 5,148,317
(UNAUDITED)                    ===========     ===========     ===========     ===========      ===========


The accompanying notes are an integral part of these combined financial statements.


                          FREESTATE ELECTRICAL GROUP

                        COMBINED STATEMENT OF CASH FLOWS


                                                                                                       MARCH 31,
                                                                           DECEMBER 31,        ----------------------------
                                                                              1997                1998             1997

                                                                           ------------        ------------    ------------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
       Net Income                                                           $ 2,572,255       $ 1,035,430      $ 1,118,649
       Adjustments to Reconcile Net Income to Net Cash
         Provided by (Used in) Operating Activities:
              Depreciation and Amortization                                     179,125            38,370           34,482
              Change in:
                     Accounts Receivable                                      1,051,125        (2,939,977)         (60,152)
                     Costs and Estimated Earnings in Excess of Billings        (556,989)          248,506           55,831
                     Other Current Assets                                       (22,767)           12,577            6,395
                     Deposits and Other Assets                                   (9,073)               --              (2)
                     Accounts Payable and Accrued Expenses                     (375,467)          661,458         (360,121)
                     Billings in Excess of Costs and Estimated Earnings        (316,048)          409,867         (300,162)
                     Accrued Salaries, Employee Bonuses, and Related
                       Payroll Taxes                                            354,380          (354,459)        (144,452)
                     Retirement Contribution Payable                             (2,863)               --               --
                     Income Taxes Payable                                        14,630           (18,380)              --
                                                                            -----------       -----------      -----------

              Net Cash Provided by (Used in) Operating Activities             2,888,308          (906,608)         350,468

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of Property and Equipment                                      (161,304)          (16,627)         (21,478)
                                                                            -----------       -----------      -----------

              Net Cash Used in Investing Activities                            (161,304)          (16,627)         (21,478)

CASH FLOWS FROM FINANCING ACTIVITIES
       Short-Term Borrowings (Repayments), Net                                 (105,000)               --         (105,000)
       Payments on Long-Term Debt                                               (85,086)          (31,724)         (16,890)
       Distributions to Stockholder                                          (1,291,614)          (70,890)         (88,203)
                                                                            -----------       -----------      -----------

              Net Cash Used in Financing Activities                          (1,481,700)         (102,614)        (210,093)
                                                                            -----------       -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          1,245,304        (1,025,849)         118,897

BEGINNING CASH AND CASH EQUIVALENTS                                              17,294         1,262,598           17,294
                                                                            -----------       -----------      -----------

ENDING CASH AND CASH EQUIVALENTS                                            $ 1,262,598       $   236,749      $   136,191
                                                                            ===========       ===========      ===========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES

   Acquisition of Vehicles and Equipment
       Cost of Vehicles and Equipment                                       $  (192,286)      $   (53,072)     $   (41,478)
       Vehicle and Equipment Loans                                              140,628            36,445           20,000
                                                                            -----------       -----------      -----------

              Cash Paid for Vehicles and Equipment                          $   (51,658)      $   (16,627)     $   (21,478)
                                                                            ===========       ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

       Interest Paid                                                        $    13,802       $     5,910     $      4,565
                                                                            ===========       ===========      ===========

       Income Taxes Paid                                                    $    10,253       $    20,000      $     5,000
                                                                            ===========       ===========      ===========



The accompanying notes are an integral part of these combined financial statements.


                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Combination and Nature of Business

     The accompanying combined financial statements include the accounts of Freestate Electrical Construction Company and Freestate Electrical Service Company, Inc. (collectively, "the Group"). All significant intercompany transactions have been eliminated in combination.

      Freestate Electrical Construction Company was incorporated January
            6, 1984. The principal business activity is commercial electrical contracting. Freestate Electrical Service Company, Inc., was incorporated January 1, 1990, and began operations August 1, 1990. The principal business activity is commercial electrical service. Both companies provide services primarily in the metropolitan Washington, D.C., area.

      As a condition for entering into contracts, surety bonds may be required. Such bonds are collateralized by contract receivables.

      The Group's field labor force is subject to collective bargaining agreements with various locals of the International Brotherhood of Electrical Workers. None of these agreements will expire during 1998.

      Interim Financial Information

      The interim combined financial statements as of March 31, 1998, and for the three months ended March 31, 1997 and 1998 are unaudited, and certain information and footnote disclosures, normally included in combined financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the combined financial position, results of operations and cash flows with respect to the interim combined financial statements have been included. The combined statements of income for the interim periods are not necessarily indicative of the results for the entire fiscal year.

      Use of Estimates

      Management uses estimates and assumptions in preparing these combined financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

      Contract Revenue and Cost Recognition

      Revenues on long-term contracts are recorded on the basis of the Company's estimates of the percentage of completion of individual contracts. Estimates are computed using that percentage of estimated total revenue that costs incurred to date bear to estimated total costs. Because of the inherent uncertainties in estimating costs and revenues, it is at least reasonably possible that the estimates used will change within the near term.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Contract costs include all direct material, labor, and subcontractor costs, as well as portions of certain operating expenses allocated to direct costs. Changes in job performance, job conditions, estimated profitability, including those arising from contract penalty provisions, and final contract and change order settlements may result in revisions and are recognized in the period in which the revisions are determined. Claims for additional contract compensation are not reflected as revenue until the year such claims are allowed. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

      The asset, "Costs and Estimated Earnings in Excess of Billings," represents revenues recognized in excess of amounts billed. The liability, "Billings in Excess of Costs and Estimated Earnings," represents billings in excess of revenues recognized.

      Service revenues are primarily derived from time and material contracts.
            Such revenues are recognized when billed.

      Approximately 20% of the groups 1997 revenues were derived from work on several contracts with one general contractor.

      Operating Cycle

      In accordance with normal practice in the construction industry, The
            Group has included assets and liabilities related to long-term construction contracts in current assets and current liabilities on the accompanying combined balance sheet. These assets and liabilities will be liquidated over the course of contract completion, which may exceed one year. The Group generally enters into contracts ranging from six months to two years in duration.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      Cash and Cash Equivalents

      Cash and cash equivalents include cash in bank and money market accounts.

      As of December 31, 1997, Group members had the following amounts in excess of FDIC insurance limits on deposit at a financial institution:

            Freestate Electrical Construction
              Company                                $   932,236
            Freestate Electrical Service
              Company                                    613,238
                                                     -----------
                                                     $ 1,545,474
                                                     ===========

      Depreciation and Amortization

      Property and equipment is stated at cost. Depreciation and amortization is provided over the estimated useful lives of the assets using the straight-line method.

NOTE 2 - ACCOUNTS RECEIVABLE

      Accounts receivable consist of the following:

            Completed Construction Contracts          $  933,049

            Construction Contracts in Process
                    Current                            1,147,250
                    Retention                            218,232
                                                     -----------
                                                       1,365,482

            Service Contracts and Service Work
                    Current                            1,245,070
                    Retention                            154,121
                                                     -----------
                                                       1,399,191
                                                     -----------
                                                     $ 3,697,722
                                                     ===========

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS





NOTE 3 - CONTRACTS IN PROCESS

      Information with respect to contracts in process is as follows:

           Expenditures on Uncompleted Contracts     $ 4,311,372
           Estimated Earnings Thereon                  1,192,018
                                                     -----------
                                                       5,503,390
           Applicable Billings                         5,212,935
                                                     -----------
                                                     $   290,455
                                                     ===========

      Included in the accompanying balance sheet under the following headings:

           Costs and Estimated Earnings in
             Excess of Billings                      $   697,039
           Billings in Excess of Costs and
             Estimated Earnings                         (406,584)
                                                     -----------
                                                     $   290,455
                                                     ===========

NOTE 4 - PROPERTY AND EQUIPMENT

         Property and Equipment consist of the following:

                                        ESTIMATED USEFUL
                                         LIFE IN YEARS
                                        ----------------
     Vehicles                                   5             $ 1,012,574
     Machinery and Equipment                  5 - 12              168,740
     Furniture and Fixtures                   5 - 12              230,589
     Leasehold Improvements               Life of Lease            59,347
                                                              -----------
                                                                1,471,250
     Accumulated Depreciation                                    (660,016)
                                                              -----------
     Property and Equipment, Net                              $   811,234
                                                              ===========

NOTE 5 - LINE OF CREDIT

     The Group has available an unsecured line of credit with a commercial bank that provides for borrowings up to $1,500,000, bearing interest at the prime rate. The line of credit is guaranteed by the stockholder and expires, if not renewed, in May 1998. The stockholder has assigned to the bank an insurance policy on his life under the terms of this credit facility. There were no outstanding borrowings on the line of credit at December 31, 1997.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


NOTE 6 - LONG-TERM DEBT

      Long-term debt consists of the following:

           Various Vehicle and Equipment Notes,
           Payable in Monthly Installments of
           $12,072 Including Interest Ranging
           from 2.9% to 8.92% Per Annum, Secured
           by Respective Assets Purchased             $   391,558

           Current Portion                               (121,760)
                                                      -----------
                                                      $   269,798
                                                      ===========

      Future principal maturities are due as follows:


                  1998                    $   121,760
                  1999                        120,424
                  2000                        103,322
                  2001                         46,052
                                          -----------
                                          $   391,558
                                          ===========

NOTE 7 - RETIREMENT CONTRIBUTION PAYABLE

     The Group maintains qualified profit sharing and pension plans for the benefit of eligible employees not covered under a collective bargaining agreement. The Group is required to make annual contributions equal to 6 percent of eligible compensation to the pension plan. Additional discretionary contributions may be made to the profit sharing plan. The Group's retirement contribution totalled $47,429 in 1997.

NOTE 8 - RELATED PARTY TRANSACTIONS

     Beginning October 1996, the Group leases office and warehouse space in Beltsville, Maryland from a limited liability company whose members include the Group's stockholder. The lease agreement specifies a five year lease term with a base monthly rental of $6,700, subject to annual increases of 2 percent. Rent expense was $87,400 for 1997.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS



NOTE 8 - RELATED PARTY TRANSACTIONS (Continued)

     Future minimum lease payments under this agreement are as follows:


                  1998                    $    82,282
                  1999                         83,927
                  2000                         85,604
                  2001                         72,520
                                          -----------
                                          $   324,333
                                          ===========

NOTE 9 - INCOME TAXES

     The separate entities of the Group have elected, with the consent of their respective stockholder, to be treated as S corporations for federal income tax purposes. As a result, taxable income or loss is passed through to and reportable by the stockholder on his individual income tax returns.

     The entities within the Group will continue to be subject to corporate income taxes imposed by the District of Columbia (D.C.) because under present law D.C. does not recognize S corporation status. Accordingly, the accompanying statement of income includes a provision for D.C. income taxes only.

     For income tax reporting purposes, depreciation is provided using accelerated methods.

     Income tax expense consists of the following:

          District of Columbia                              $    32,523
                                                            ===========

     It is estimated that the stockholder will pay approximately $1,255,000 of income taxes on taxable income passed through for the year ended December 31, 1997. As of December 31, 1997, the stockholder had paid approximately $955,000 of his total projected 1997 individual income tax liability of $1,530,000, through withholdings and stockholder distributions.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS




NOTE 10 - STOCKHOLDER'S EQUITY

     Freestate Electrical Construction Company common stock has a par value of $1 per share, 100 shares are authorized, and 51 shares are issued and outstanding at December 31, 1997.

     Freestate Electrical Service Company, Inc., common stock has a par value of $1 per share, and 1,000 shares are authorized, issued, and outstanding at December 31, 1997.

NOTE 11 - BACKLOG


     Beginning Balance                                   $ 2,947,387
     New Contract Work, Service Work, and
          Contract Adjustments                            27,223,765
                                                         -----------
                                                          30,171,152
     Less Contract and Service Revenue Earned             24,711,546
                                                         -----------
     Ending Balance                                      $ 5,459,606
                                                         ===========

NOTE 12 - SIGNIFICANT REVISION IN ESTIMATE

     During the year ended December 31, 1997, the Group successfully negotiated several outstanding change order issues on an apartment project which necessitated adjustment of the previously estimated gross profit of $270,000 to a revised final gross profit of $607,227.

                           FREESTATE ELECTRICAL GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS



NOTE 13 - CONTINGENCIES

     Freestate Electrical Construction Company is involved in a lawsuit
          (filed subsequent to December 31, 1997) and a regulatory investigation relating to employment matters. Although the final outcome of these matters cannot presently be determined, management does not expect their resolution to have a material adverse effect on the Group's financial position or results of operations.

NOTE 14 - SUBSEQUENT EVENTS

     Subsequent to December 31, 1997, the Group's line of credit facility was increased to $3,200,000. Borrowings on the line were used to finance stockholder distributions of $2,650,000 on May 8, 1998.

     Compensation in the form of cash and stock in Freestate Electrical
          Construction Company was accrued on April 30, 1998 and paid to employees on May 11, 1998. Taken together, the cash and stock compensation was valued at $1,400,000.

     On May 12, 1998, American Residential Services, Inc. (ARS), an unrelated publicly traded commercial entity, acquired all of the outstanding common stock of both Freestate Electrical Construction Company and Freestate Electrical Service Company, Inc., in exchange for cash and shares of ARS's common stock.

(b)  PRO FORMA FINANCIAL INFORMATION.

                    INDEX TO PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Statements

     Pro Forma Combined Balance Sheet as of March 31, 1998
         (unaudited)..............................................  17

     Pro Forma Combined Statement of Operations for the Year
         Ended December 31, 1997 (unaudited)......................  18

     Pro Forma Combined Statement of Operations for the Three
         Months Ended March 31, 1998 (unaudited)..................  19

     Notes to Unaudited Pro Forma Combined Financial Statements...  20

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                PRO FORMA COMBINED MARCH 31, 1998 BALANCE SHEETS
                                 (In Thousands)

                                  (UNAUDITED)


                                     ASSETS

                                                               ARS AND                   SUBSEQUENT
                                                            SUBSIDIARIES    FREESTATE   ACQUISITIONS  ADJUSTMENTS  AS ADJUSTED
                                                            ------------    ---------   ------------  -----------  -----------
CURRENT ASSETS:
  Cash and cash equivalents................................   $  3,001        $  237    $  468         $ (141)(a)  $  3,565
  Accounts receivable --
    Trade, net of allowance ...............................     47,266         6,638       486             --        54,390
    Other..................................................      9,450            --         1             --         9,451
  Costs and estimated earnings in excess of billings on
    uncompleted contracts..................................      6,119           449       105             --         6,673
  Inventories..............................................     16,326            --       131             --        16,457
  Prepaid expenses and other current assets................      3,832            50        --             --         3,882
  Net assets held for resale...............................        771            --        --             --           771
                                                              --------        ------    ------        -------      --------
         Total current assets..............................     86,765         7,374     1,191           (141)       95,189
  PROPERTY AND EQUIPMENT, net..............................     34,347           826       113             --        35,286
  GOODWILL, net............................................    207,728            --        --          9,703 (a)    217,431
  OTHER NONCURRENT ASSETS..................................      5,921            28        --             --         5,949
                                                              --------        ------    ------        -------      --------
         Total assets......................................   $334,761        $8,228    $1,304        $ 9,562      $353,855
                                                              ========        ======    ======        =======      ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current maturities of long-term debt.....................   $  1,363        $  131    $  128         $   --      $  1,622
  Accounts payable and accrued liabilities.................     46,757         1,866       216             --        48,839
  Unearned revenue on service and warranty contracts.......      6,082            --        21             --         6,103
  Billings in excess of costs and estimated earnings on
    uncompleted contracts..................................      2,417           816        82             --         3,315
                                                               -------        ------    ------        -------       -------
         Total current liabilities.........................     56,619         2,813       447             --        59,879
LONG-TERM DEBT, net of current maturities..................    142,822           266        12          9,938 (a)   153,038
UNEARNED REVENUE ON SERVICE AND WARRANTY
  CONTRACTS................................................        474            --        --             --           474
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock.............................................         15             1         1             (1)(a)        16

  Additional paid-in capital...............................    153,171            24        --            (24)(a)   158,788
                                                                                                        5,617 (a)
  Retained deficit.........................................    (18,340)        5,124       844         (5,968)(a)   (18,340)
                                                              --------        ------    ------        -------       -------
         Total stockholders' equity........................    134,846         5,149       845           (376)      140,464
                                                              --------        ------    ------        -------      --------
           Total liabilities and stockholders' equity......   $334,761        $8,228    $1,304        $ 9,562      $353,855
                                                              ========        ======    ======        =======      ========

  See accompanying notes to unaudited pro forma combined financial statements.

              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (In Thousands, Except Per Share Amounts)



                                                  ARS AND                           SUBSEQUENT
                                                SUBSIDIARIES        FREESTATE      ACQUISITIONS       ADJUSTMENTS      AS ADJUSTED
                                                ------------        ---------      ------------       -----------      -----------
                                                 (AUDITED)          (AUDITED)       (UNAUDITED)       (UNAUDITED)       (UNAUDITED)
REVENUES....................................... $ 382,518           $ 24,712         $ 89,734          $     --        $ 496,964
COST OF SERVICES...............................   276,225             19,151           56,712                --          352,088
                                                ---------           --------         --------          --------        ---------
  Gross profit.................................   106,293              5,561           33,022                --          144,876
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...    81,405              2,945           28,908            (2,769)(b)      111,009
                                                                                                           (629)(c)
                                                                                                          1,149 (d)
SPECIAL CHARGE AND OTHER COSTS ................    24,194                 --               --                --           24,194
                                                ---------           --------         --------          --------        ---------
INCOME FROM OPERATIONS.........................       694              2,616            4,114             2,249            9,673
OTHER INCOME (EXPENSE):
  Interest expense.............................    (7,469)               (20)            (326)           (2,512)(e)      (10,327)
  Interest income..............................       227                  7               62                --              296
  Other........................................       846                  1              117                --              964
                                                ---------           --------         --------          --------        ---------
INCOME (LOSS) BEFORE INCOME TAXES..............    (5,702)             2,604            3,967              (263)             606
PROVISION (BENEFIT) FOR INCOME TAXES...........    (1,001)                33               --             1,246 (f)          278
                                                ---------           --------         --------          --------        ---------
NET INCOME (LOSS).............................. $  (4,701)          $  2,571         $  3,967          $ (1,509)       $     328
                                                =========           ========         ========          ========        =========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES
  OUTSTANDING .................................    14,330                                                 1,494 (g)       15,824
                                                =========                                              ========        =========
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE ... $   (0.33)                                                             $    0.02
                                                =========                                                              =========


See accompanying notes to unaudited pro forma combined financial statements.


              AMERICAN RESIDENTIAL SERVICES, INC. AND SUBSIDIARIES

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                     (In Thousands, Except Per Share Data)
                                  (Unaudited)



                                                         ARS AND                           SUBSEQUENT                      AS
                                                      SUBSIDIARIES        FREESTATE       ACQUISITIONS   ADJUSTMENTS    ADJUSTED
                                                      -----------         ----------      ------------   -----------    ----------
REVENUES.........................................      $  101,080         $    7,427      $    1,919     $       --    $   110,426
COST OF SERVICES.................................          76,028              5,719           1,109             --         82,856
                                                       ----------         ----------      ----------     ----------     ----------
     Gross profit................................          25,052              1,708             810             --         27,570

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.....          22,711                670             650            (80)(b)     23,996
                                                                                                                 45 (d)
                                                       ----------         ----------      ----------     ----------     ----------
INCOME FROM OPERATIONS...........................           2,341              1,038             160             35          3,574
OTHER INCOME (EXPENSES):
     Interest expense............................          (2,750)                (6)             (8)          (167)(e)     (2,931)
     Interest income.............................              43                  3              --             --             46
     Other, net..................................             536                 --              (1)            --            535
                                                       ----------         ----------      ----------     ----------     ----------
INCOME BEFORE INCOME TAXES.......................             170              1,035             151           (132)         1,224

PROVISION FOR INCOME TAXES.......................              75                 --              --            488 (f)        563
                                                       ----------         ----------      ----------     ----------     ----------
NET INCOME.......................................      $       95         $    1,035      $      151     $     (620)    $      661
                                                       ==========         ==========      ==========     ==========     ==========
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING........
                                                           15,363                                               515 (g)     15,878
                                                       ==========                                        ==========     ==========
BASIC EARNINGS PER SHARE.........................      $     0.01                                                       $     0.04
                                                       ==========                                                       ==========
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING......
                                                           15,440                                               515 (g)     15,955
                                                       ==========                                        ==========     ==========
DILUTED EARNINGS PER SHARE.......................      $     0.01                                                       $     0.04
                                                       ==========                                                       ==========

  See accompanying notes to unaudited pro forma combined financial statements.

                       AMERICAN RESIDENTIAL SERVICES, INC.
                    Notes to Pro Forma Financial Statements

NOTE 1 - BASIS OF PRESENTATION

     The unaudited pro forma combined balance sheet presented herein consists of the unaudited historical consolidated balance sheet of American Residential Services, Inc. ("ARS" and, collectively with its subsidiaries, the "Company") as of March 31, 1998 as set forth in the Company's Quarterly Report on Form
10-Q for the quarter ended March 31, 1998 (the "Form 10-Q"), combined with (i) the unaudited combined balance sheet of Freestate Electrical Group
("Freestate") as of March 31, 1998 presented herein and (ii) the unaudited combined balance sheet of two additional businesses acquired by the Company during the period from April 1, 1998 to June 30, 1998. For purposes of the unaudited pro forma combined balance sheet as of March 31, 1998 presented herein, the term "Subsequent Acquisitions" includes those acquisitions described in clause (ii) of the preceding sentence.


     The unaudited pro forma combined statement of operations for the year ended December 31, 1997 presented herein consists of the audited historical consolidated statement of operations of the Company as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, combined with (i) the unaudited combined results of operations from January 1, 1997 to the respective effective acquisition dates of 44 businesses acquired by the Company under the purchase method of accounting during 1997, (ii) the unaudited combined results of operations from January 1, 1997 to the respective effective acquisition dates of eight businesses acquired by the Company under the pooling-of-interests method of accounting, but for which the historical financial statements of the Company were not restated, as the results of operations of those acquisitions were not deemed by the Company to be significant to its prior historical periods, (iii) the unaudited combined results of operations for the year ended December 31, 1997 for four additional businesses acquired by the Company under the purchase method of accounting during the first six months of 1998, (iv) the unaudited results of operations for the year ended December 31, 1997 of one business acquired by the Company under the pooling-of-interests method of accounting during the first six months of 1998, but for which the historical financial statements of the Company were not restated, as the results of operations of that acquisition are not deemed by the Company to be significant to its prior historical periods (the "1998 Non-Restated Pooling"), and (v) the audited combined results of operations for the year ended December 31, 1997 for Freestate, which are reflected in the audited combined statement of income for the year ended December 31, 1997 presented herein. For purposes of the unaudited pro forma combined statement of operations for the year ended December 31, 1997 presented herein, the term "Subsequent Acquisitions" includes those acquisitions described in clauses (i),
(ii), (iii) and (iv) of the preceding sentence.

     The unaudited pro forma combined statement of operations for the three months ended March 31, 1998 presented herein consists of the unaudited historical consolidated statement of operations of the Company for the three months ended March 31, 1998, as set forth in the Form 10-Q, combined with (i) the unaudited combined results of operations from January 1, 1998 to the respective effective acquisition dates of two businesses acquired by the Company under the purchase method of accounting during first quarter of 1998, (ii) the unaudited combined results of operations from January 1, 1998 to the effective acquisition date of the 1998 Non-Restated Pooling, (iii) the unaudited combined results of operations for the three months ended March 31, 1998 for two additional businesses acquired by the Company under the purchase method of accounting during the second quarter of 1998, and (iv) the unaudited combined results of operations for the three months ended March 31, 1998 for Freestate, which are reflected in the unaudited combined statement of income for the three months ended March 31, 1998 presented herein. For purposes of the unaudited pro forma combined statement of operations for the three months ended March 31, 1998 presented herein, the term "Subsequent Acquisitions" includes those acquisitions described in clauses (i), (ii) and (iii) of the preceding sentence.

     The pro forma combined financial statements presented herein have been prepared based on certain assumptions and include adjustments as detailed in
Note 2. ARS has not completed all the evaluations necessary for the final purchase price allocations related to certain of the acquired businesses; accordingly, actual adjustments that reflect final evaluations of the purchased assets and assumed liabilities may differ from the pro forma adjustments reflected herein.

     The pro forma results included herein are not necessarily indicative of actual results that might have occurred had the operations and management teams of ARS and the acquired businesses been combined during all periods presented.

NOTE 2 - PRO FORMA ADJUSTMENTS

     The pro forma adjustments to the accompanying pro forma combined balance sheet as of March 31, 1998 are as follows:

            (a) To record the net disbursement of $0.1 million in cash consideration paid for businesses acquired subsequent to March 31, 1998, the borrowing of $8.3 million to fund the cash consideration paid, the issuance by ARS of $1.6 million aggregate principal amount of Convertible Senior Subordinated Notes, Series A and 496,470 shares of common stock related to the acquisition of the businesses acquired subsequent to March 31, 1998.

     The pro forma adjustments to the accompanying pro forma combined statements of operation are as follows:

            (b) To adjust compensation to the levels the owners of the acquired businesses have agreed to receive subsequent to the acquisition of the acquired businesses.

            (c) To adjust rent expense on certain facilities leased from previous owners to amounts which such owners agreed to following the acquisition of certain of the businesses described above and adjusts for other nonrecurring expenses.

            (d)  To adjust goodwill amortization expense using a 40-year life.

            (e) To record interest expense of funds borrowed to acquire the businesses acquired.

            (f) To record the incremental provision for federal and state income taxes relating to compensation differential, S-corporation income and other pro forma adjustments.

            (g) To adjust the weighted average shares outstanding to reflect the pro forma effect of the shares issued for the subsequent acquisitions during the preacquisition period.

       (c)    EXHIBITS

      *2.1 Agreement and Plan of Reorganization dated as of May 12, 1998 by and among American Residential Services, Inc., Freestate Electrical Acquisition, Inc., Freestate Electrical Service Company, Inc. and the Stockholder named therein.

      *2.2 Agreement and Plan of Reorganization dated as of May 12, 1998 by and among American Residential Services, Inc., Freestate Acquisition, Inc., Freestate Electrical Construction Company and the Stockholder named therein.

      *2.3    Standard Provisions for Business Combinations.

      23.1    Consent of Watkins, Meegan, Drury & Company L.L.C.

      *99     Press release issued May 13, 1998.

-------------
* Filed previously.

                                   SIGNATURES



              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   AMERICAN RESIDENTIAL SERVICES, INC.



                                   By:   /s/ HARRY O. NICODEMUS, IV
                                      -----------------------------------------
                                        Harry O. Nicodemus, IV
                                        Senior Vice President, Chief Financial
                                           Officer and Chief Accounting Officer



Date:  July 24, 1998

                               INDEX TO EXHIBITS



Exhibit                     Description
-------                     -----------
 23.1          Consent of Watkins, Meegan, Drury & Company, L.L.C.